Exhibit 99.1

Charles & Colvard Forms Strategic Banking Relationship with

JPMorgan Chase

RESEARCH TRIANGLE PARK, N.C. – July 13, 2021 – Charles & Colvard, Ltd. (Nasdaq: CTHR) (the “Company”), a globally recognized fine jewelry company specializing in lab created moissanite and lab grown diamonds, announced its new strategic commercial banking relationship with JPMorgan Chase Bank, N.A., which includes entering into a $5 million credit facility, executed July 12, 2021, following the termination of the Company’s prior credit facility with White Oak Commercial Finance, effective July 9, 2021. This broad-ranging banking relationship provides a foundation for the Company to solidify its financial objectives and a basis to expand its financial capabilities going forward.

“I believe this transition is a great move for the company and positions us to be able to scale our business in a meaningful way,” said Don O’Connell, President and CEO of Charles & Colvard. “We value JPMorgan Chase’s banking expertise and can tap into their creative solutions for all of our financial and banking needs. This strategic partnership allows us to execute on our key initiatives in order to take the business to the next level.”

“By aligning with a global financial firm like JPMorgan Chase, Charles & Colvard gains access to our global banking platform, expertise in e-commerce, and innovative banking solutions, to help fuel their momentum,” said Leon Chisolm, Commercial Banking Market Executive for the Triangle region. “Charles & Colvard is at a perfect point to capitalize on their business model, and we are pleased to be their financial services provider as they grow and scale.”

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (Nasdaq: CTHR) believes fine jewelry can be accessible, beautiful and conscientious. Charles & Colvard is the original pioneer of lab-created moissanite, a rare gemstone formed from silicon carbide. The Company brings revolutionary gemstones and jewelry to market through its pinnacle Forever OneTM moissanite brand and its premium CaydiaTM lab grown diamond brand. Consumers seek Charles & Colvard fashion, bridal and fine jewelry because of its exceptional quality, incredible value and shared beliefs in environmental and social responsibility. Charles & Colvard was founded in 1995 and is based in North Carolina's Research Triangle Park. For more information, please visit www.charlesandcolvard.com.

Contacts:

Sarah O’Dea

Sr. Director, Marketing and Communications

sodea@charlesandcolvard.com